Exhibit 99.2

FOR IMMEDIATE RELEASE
May 6, 2026

Contact:
Chris Tillett – Investor Relations
+1-630-227-5830
investors@aarcorp.com

AAR announces segment realignment and wind-down of Commercial Programs business

Wood Dale, Illinois — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, announced today that beginning with the fourth quarter of fiscal year 2026, the Company will report under a new structure using the following four operating segments:

•	Parts Supply remains unchanged from the prior structure, primarily consisting of new parts Distribution and used serviceable material.

•	Repair, Engineering, and Software primarily consists of maintenance, repair, and overhaul (MRO) services across airframe (Airframe MRO) and components (Component MRO), and AAR’s software platforms, including Trax, Aerostrat, and Airvoyant.

•	Government Solutions primarily consists of AAR’s fleet management and operations of customer-owned aircraft and performance-based logistics programs (Government Programs), and AAR’s Mobility Systems activity previously reported as Expeditionary Services.

•	Legacy Commercial Programs primarily consists of asset-heavy flight hour-based component repair programs for commercial airlines, previously reported within Integrated Solutions.

AAR also announced today that it intends to wind down its Legacy Commercial Programs business. For the last twelve months ended February 28, 2026, the Legacy Commercial Programs business contributed sales of $252.4 million, a GAAP operating loss of ($0.2) million, and adjusted operating income of $5.0 million. Net assets of the Legacy Commercial Programs segment as of February 28, 2026 were approximately $160 million.

“Our segment realignment reflects AAR’s continued focus on growth, margin expansion, and additional cash flow generation,” said John M. Holmes, AAR’s Chairman, President and CEO. “Legacy Commercial Programs requires significant asset pools and no longer meets our capital return thresholds. We anticipate that the wind-down of this segment will take approximately three to four years. During that timeframe, we expect the results will include periodic gains as we divest the assets that support these programs. We also plan to redeploy the talented team supporting these activities to other AAR growth initiatives. Once complete, we believe the wind-down of Legacy Commercial Programs will result in a more simplified business model with higher margins and improved returns on capital.”

The Company’s guidance for the fourth quarter and fiscal year 2026, ending May 31, 2026, is unchanged and not affected by the segment realignment or plans to wind down its Legacy Commercial Programs business.

Concurrently with this press release, the Company has furnished a Current Report on Form 8-K with a recast of comparable prior year segment financial information for fiscal years 2024 and 2025 and for certain previously reported quarters in fiscal years 2025 and 2026, along with a summary presentation that is posted on the Investors section of AAR’s corporate website. The Company’s consolidated balance sheets, income statements, and cash flows are not affected.

About AAR
AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply; Repair, Engineering, and Software; Government Solutions; and Legacy Commercial Programs. Additional information can be found at aarcorp.com.

This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s expectations about future conditions, including the wind-down of the Company’s Legacy Commercial Programs business and anticipated benefits. Forward-looking statements may also be identified because they contain words such as ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘likely,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘seek,’’ ‘‘should,’’ ‘‘target,’’ ‘‘will,’’ ‘‘would,’’ or similar expressions and the negatives of those terms. These forward-looking statements are based on beliefs of management, as well as assumptions and estimates based on information currently available to management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. For a discussion of these and other risks and uncertainties, refer to “Risk Factors” in AAR CORP.’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond management’s control. Management assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.